Exhibit 99.1

Transmeridian Exploration Signs Contracts for

Four Additional Rigs

Houston, Texas (PRIMEZONE) April 26, 2006 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it has signed contracts with Sun Drilling LLP for the provision of three drilling rigs and one completion rig in the South Alibek Field in Kazakhstan.

The drilling rigs all are rated to at least 4,000 meters depth, and the completion rig is equipped with a rotary table and capable of 24-hour operation. Two of the drilling rigs will concentrate on exploiting the KT-2 horizon, while the third rig will also be utilized to drill wells in the shallower KT-1 reservoir. The rigs are all western-type rigs of modern design, with state-of-the-art solids control equipment.

The completion rig is expected to arrive on location as early as May 7 and the first drilling rig in mid-May. The other two drilling rigs are expected to arrive in June and August, respectively. The contracts are for a one-year term, and the Company has a right of first refusal with respect to any additional Sun rigs that become available in Kazakhstan during the term of the contracts.

“I am extremely pleased to report these new contracts to our stockholders. Together with the Great Wall rig that arrived in January, we now have contracted six total rigs for the field,” stated Lorrie T. Olivier, President and Chief Executive Officer of Transmeridian. “Procuring these rigs has put us in better position to reach our stated goal of drilling 12 new wells in 2006 and achieving production of at least 10,000 barrels per day by year end.”

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated (TMEI) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. TMEI primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential. Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in the Caspian Sea and surrounding regions.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in TMEI’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission. Although TMEI believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by TMEI or any other person that the objectives and plans of TMEI will be achieved.